EXHIBIT 10.14

CONFIDENTIAL SEVERANCE AND MUTUAL RELEASE AGREEMENT

THIS IS A CONFIDENTIAL SEVERANCE AND MUTUAL RELEASE AGREEMENT (“the Agreement”) between, on the one hand, Brian OliverSmith (hereinafter “Brian”) and Catherine OliverSmith (hereinafter “Catherine”), and each of their heirs and assigns (collectively, Brian and Catherine are referred to herein as the “OliverSmiths”), and, on the other hand, Sibling Group Holdings, Inc. (hereinafter “Sibling”), Urban Planet Media and Entertainment Corp. (“UPM”) (Sibling and and UPM are collectively referred to herein as “Employer”), and the Employer Releasees (as defined herein).

RECITALS

A.

Brian and Sibling are parties to that certain Employment Agreement, dated January 28, 2015 (the “Employment Agreement”);

B.

On May 12, 2015, Sibling gave Brian 60-days advance notice of his termination of employment;

C.

Catherine is a former employee of UPM (which is wholly-owned by Sibling) and is the spouse of Brian;

D.

The OliverSmiths allege that certain deferred compensation and outstanding loans from the OliverSmiths to UPM and/or Sibling are still owing to the OliverSmiths; and

E.

Certain disputes have arisen between one or more of the Employer Releasees and the OliverSmiths concerning the foregoing and other matters, and the Parties desire to resolve all disputes and matters between them, pursuant to the terms set forth in this Agreement.

AGREEMENT

In consideration for the mutual promises and obligations contained herein, the sufficiency of which is hereby acknowledged, the OliverSmiths and Employer agree as follows:

1.

Employment Resignation.  In exchange for the payments set forth in Section 2 below, Brian agrees to submit his written notice of resignation, effective on the date he receives the payments referenced in this agreement (the “Termination Date”).  The resignation letter shall be addressed to Dave Saba, Sibling Group Holdings, Inc., 215 Morris Street, Suite 205, Durham, North Carolina 27701, and shall state: “Effective immediately, I hereby voluntarily resign from any and all employment, officer and director positions with Sibling Group Holdings, Inc. and Urban Planet Media and Entertainment Corp.”  The resignation letter shall be signed by Brian OliverSmith and held in trust by his attorney (and his attorney shall certify in writing that he possesses such resignation letter) and such letter shall be emailed by Brian’s attorney to mkass@armstrongteasdale.com.  Brian acknowledges that all rights and privileges pertaining to his employment with Employer will cease on the Termination Date, except as set forth in this Agreement.

2.

Payment of Loans and Severance Payments.

In exchange for the OliverSmiths executing and agreeing to the terms of this Agreement on or before June 20, 2015 (and transmitting the same to Sibling or its counsel by that date), and provided that Brian’s counsel certifies that he is holding the executed resignation letter in trust (as set forth in Section 1 above), Sibling will pay or cause to be paid to the OliverSmiths the total sum of two hundred twenty-five thousand dollars ($225,000.00), in the following components:

a.

Repayment of Loans.  UPM will pay or cause to be paid to Catherine $32,963.99 as repayment of any and all outstanding loans from Catherine to UPM.  This shall be paid by direct deposit to the bank account in which Sibling has been depositing the payments for Brian’s salary, which account is a joint account of the OliverSmiths.

b.

Payment of Deferred Compensation.  UPM will pay or cause to be paid to Catherine $37,423.31 as payment of any and all outstanding deferred compensation due to Catherine by UPM, less standard and required withholdings for FICA only.  This shall be paid by direct deposit to the bank account in which Sibling has been depositing the payments for Brian’s salary, which account is a joint account of the OliverSmiths.  Catherine must submit a properly filled-out W-4 form.

c.

Severance Compensation.  Sibling will pay or cause to be paid to Brian severance compensation in the amount of $154,612.70, less standard and required withholdings for FICA (the “Severance Compensation”).  In that regard, Sibling acknowledges that FICA deductions are only withheld from a maximum of $118,500 of Brian’s earnings in 2015, and will withhold FICA from the Severance Compensation only up to that maximum (including the previous earnings that Brian has been paid by Sibling in 2015). This payment shall be made by direct deposit into Brian’s bank account on file with UPM or Sibling for regular paychecks.

Sibling and/or UPM shall pay or cause to be paid the payments set forth under this Section 2 as lump sums by no later than seven (7) days after the date the OliverSmiths submit this executed Agreement to counsel for Sibling.  As set forth above, upon Brian’s or his counsel’s receipt of the Severance Compensation and the other payments in this Section 2, Brian shall submit his resignation effective as of the date on which the later of those payments occur.

The OliverSmiths understand and agree that Employer Releasees have made no representations or warranties regarding the tax treatment of the payments referenced in this Section 1 above.  The OliverSmiths further acknowledge that they accept sole responsibility for the duty to ascertain if there are any tax consequences to either or both of them for receiving the above-referenced payments.  The OliverSmiths agree to be jointly and severally responsible for and to pay any tax liability, including penalties and interest, if any, assessed against either or both of them by any state or local taxing authority or by the Internal Revenue Service as a result of the failure of Sibling or UPM to withhold any amounts for taxes.  The OliverSmiths further hold the Employer Releasees harmless from any and all taxes, penalties, interest, attorneys’ fees, costs, or other liabilities it/they may incur in the event Sibling or UPM are found to have wrongfully failed to withhold taxes from any portion of the above payments.

Brian acknowledges that the above Severance Compensation is consideration, which is over and above anything owed to OliverSmith by law, contract, or under the policies or practices of Employer, and that it is provided expressly in exchange for his entering into this Agreement.

Employer will also pay to Employee his or her regular compensation through the Termination Date.

This Agreement and offer of severance contained herein will remain open and available to Employee until June 20, 2015 (the “Expiration Date”).  If Employee has not accepted this Agreement by submitting this executed Agreement to Employer’s counsel on or before the Expiration Date, this Agreement and offer of payments contained herein will be deemed withdrawn, void and of no effect.

3.

Definition of “Employer Releasees.”  For the purposes of this Agreement, the term “Employer Releasees” shall be defined to include all of the following:

a.

Sibling and its predecessors and successors, and its current and former direct and indirect subsidiaries, parents, divisions, and affiliates, including, without limitation, Urban Planet Media and Entertainment Corp. (collectively with Employer, the “Sibling Affiliates”);

b.

Each of the Employer Affiliates’ current and former servants, attorneys, agents, employees, owners, members, shareholders, directors and officers, and each of the Employer Affiliates’ direct and indirect subsidiaries, parents, divisions, predecessors and successors; and

c.

UPM and its predecessors and successors, and its current and former direct and indirect subsidiaries, parents, divisions, and affiliates, and each of their current and former servants, attorneys, agents, employees, owners, members, shareholders, directors and officers.

4.

General Release and Waiver of Claims.  By signing this Agreement and in exchange for the payments in Section 2 above and the releases provided by Employer in Section 5 below, the OliverSmiths each hereby release and waive all legal and/or equitable claims either of them has or may have against any of the Employer Releasees as of the date the OliverSmiths execute this Agreement, whether known or unknown.  This release and waiver includes but is not limited to:

a.

Any claims for wrongful termination, retaliation, defamation or any other common law or statutory claims;

b.

Any claims for the breach of any implied, written or oral contract, including but not limited to claims pursuant to any offer letter or contract of employment or any other agreement;

c.

Any claims of discrimination, harassment or retaliation based on such things as race, age, national origin, ancestry, religion, pregnancy, sex, sexual orientation, military status, or physical or mental disability or medical condition;

d.

Any claims under federal, state and local statutes, ordinances, rules, regulations and orders, including, but not limited to, any claim or cause of action based on the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (the “ADA”), the Age Discrimination in Employment Act (the “ADEA”), the Civil Rights Acts of 1866, 1871, and 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act (“FMLA”), the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, Executive Order 11246, the Dodd-Frank Wall-Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, the North Carolina Persons with Disabilities Act, N.C. Gen. Stat. §§ 168A-1, et seq.; and the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §§ 143-422.2 et seq., as each of them has been or may be amended;

e.

Any claims for benefits or the monetary equivalent of benefits, including but not limited to long-term disability, health insurance premium payments, paid holidays, workers’ compensation, etc.; and

f.

Except as specifically provided in this Agreement, any claims for compensation of any sort, including but not limited to wages, vacation pay, PTO, commissions, bonuses and severance pay.

The OliverSmiths understand and agree that the releases they are providing herein extend to any and all claims they each may have, whether or not known, claimed or suspected by them.

This release shall not apply to claims or rights the OliverSmiths have under this Agreement.

5.

Release of OliverSmiths.  In exchange for the above releases from the OliverSmiths, and in reliance on Brian’s reaffirmation of his obligations to Sibling as set forth in Section 6 below,  Sibling and UPM each release and waive all legal and/or equitable claims either of them has or may have against either or both of the OliverSmiths as of the date Sibling and UPM execute this Agreement, whether known or unknown.

6.

Return of Information; Continuing Obligations.  As a material condition of Brian receiving and being entitled to keep the Severance Compensation, the OliverSmiths agree and represent that they have each returned to Sibling and/or UPM all documents and files they obtained in the course of their employment with Sibling and/or UPM (whether kept in electronic or hard copy format) and that they have not kept or maintained any electronic or hard copy copies of such documents or files.

Brian agrees and understands that, as a material inducement to Sibling and UPM entering into this Agreement and paying the Severance Compensation set forth above, Brianhereby reaffirms his continuing obligations under Sections 7(c), 7(d) and 7(e) of the Employment Agreement, entitled “Non-Competition,” “Non-Solicitation” and “Non-disparagement” (respectively) (collectively, the “Restrictions”).  As such, Brian’s obligations pursuant to the

Restrictions remain in full force and effect.  For the purposes of calculating to the duration of restrictions in Sections 7(c) and 7(d) of the Employment Agreement, the one-year post-employment duration shall begin to run on the Termination Date.  Moreover, in the event Brian commits a breach of any of the terms of the Restrictions, in addition to any and all other legal and equitable remedies available to Sibling, Brian shall forfeit the Severance Compensation (less $5,000.00, which Brian shall keep as consideration for his obligations under this Agreement) and be required to reimburse Sibling the Severance Compensation paid to Brian (less $5,000.00).

7.

OliverSmith Representations.  The OliverSmiths each represent and warrant that they have no pending lawsuits, charges, complaints, or actions of any kind against any of the Employer Releasees before any local, state, or federal agency or court concerning any matter.  The OliverSmiths each further covenant not to sue or bring any cause of action against any of the Employer Releasees for any claim released under the terms of this Agreement, to the extent such covenant is permitted under the law.  Nothing in this General Release shall limit the rights of any governmental agency or the OliverSmiths’ right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. However, the OliverSmiths agree that they are each waiving any right to receive money or other relief in any action instituted by either of them or on either of their behalf by any person, entity or governmental agency regarding any matters covered by this Agreement.

Each of the OliverSmiths further specifically make the following affirmative factual and legal representation upon which they agree Sibling and UPM may rely and have relied upon:  That for purposes of the Fair Labor Standards Act, 29 U.S.C. §201, et seq., and other similar state laws, “I have been paid for all amounts due and owing to me for which I contend Sibling, UPM or any of the Employer Releasees has ever owed me, except as otherwise promised to be paid in Section 2 of this Agreement.”

8.

Indemnification of OliverSmith.  Sibling agrees that it will hold OliverSmith harmless and defend him from any claims that might arise as a result of actions taken by other officials of Sibling while Brian was CEO, to the extent Brian did not either direct or ratify such actions; and, similarly, will hold him harmless and defend him from any claims that might arise as a result of actions taken by Sibling or its officials while he was still nominally listed as CEO from May 12, 2015 to through the Termination Date.

9.

Confidentiality of Agreement.  Each of the OliverSmiths also agree not to disclose the terms of this Agreement to any third party without the prior written consent of Sibling, except to their attorney, tax advisor, or as required by law.

10.

Knowing and Voluntary Waiver.  The OliverSmiths each expressly acknowledge that they have had a full opportunity to read and consider this Agreement, and to seek advice from any source they may desire regarding this Agreement prior to executing it.  The Oliversmiths expressly acknowledges that they are each voluntarily entering into this Agreement and fully understand and agree to all of its terms.  The OliverSmiths acknowledge that they would not have received the consideration recited in Section 2 above except for the execution of this Agreement.

11.

Entire Agreement and Severability.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties, except as otherwise specifically referenced herein (namely, Brian’s continuing obligations under Sections 7(c), 7(d) and 7(e) of the Employment Agremeent).  Any amendments or modifications to this Agreement must be in writing and expressly agreed to and signed by all parties.

The OliverSmiths and Employer further agree that if any term or provision of this Agreement is determined by any court, regulatory or governmental agency, or self-regulatory agency, to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provision or part thereof shall be deemed stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement, unless to do so would deprive a party of a substantial part of its bargain.  It is understood that the parties will cooperate and take all reasonable actions to avoid any such determination.

12.

Non-Admission.  This Agreement does not constitute any admission by Sibling, UPM or the OliverSmiths of any wrongdoing or liability whatsoever.

13.

Governing Law; Consent to Jurisdiction.  This Agreement shall be interpreted and construed under Florida law without regard to the laws of any other State.  In the event of any disputes concerning the terms of this Agreement, the Parties expressly consent to the exclusive personal jurisdiction and venue of the United States Federal District Court in the Central District of Florida, Orlando division.

14.

Binding Nature of Agreement.  This Agreement shall be binding upon the OliverSmiths and each of their heirs, executors, administrators, assigns, successors, beneficiaries and agents, and shall inure to the benefit of Sibling and UPM, and each of their successors and assigns.

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THE OLIVERSMITHS UNDERSTAND THAT, BY SIGNING THIS AGREEMENT, THEY ARE WAIVING AND RELEASING ANY AND ALL CLAIMS AGAINST THE EMPLOYER RELEASEES, WHETHER KNOWN OR UNKNOWN, THROUGH THE DATE OF THIS AGREEMENT.

AGREED AND ACCEPTED:

Brian OliverSmith	Sibling Group Holdings, Inc.

By:

Dated:	Printed Name:
Its:
Dated:

Catherine OliverSmith	Urban Planet Media and Entertainment Corp.

By:

Dated:	Printed Name:
Its:
Dated: